Exhibit 99.1
                                                           ------------


                           Triarc Companies, Inc.
                           280 Park Avenue
                           New York, NY 10017

                                                          For Immediate Release
CONTACT: Anne A. Tarbell
         (212) 451-3030
         www.triarc.com

         TRIARC REPORTS SECOND QUARTER AND FIRST HALF 2005 RESULTS

          o  Arby's(R) same store sales continue to increase
        o Deerfield's assets under management exceed $10 billion


New York, NY, August 11, 2005 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today the results of operations for its second quarter and first half ended July 3, 2005.

                          Consolidated Highlights
                          -----------------------

o Consolidated revenues increased to $93.7 million in the 2005 second quarter ($181.4 million in the 2005 first half) from $77.5 million in the 2004 second quarter ($146.7 million in the 2004 first half) primarily reflecting $11.8 million in asset management and related fees of Deerfield & Company LLC ("Deerfield") ($24.7 million in the 2005 first half), in which Triarc acquired an approximate 64% capital interest in July 2004, as well as increases in royalties and franchise and related fees and net sales from company-owned Arby's(R) restaurants for the 2005 periods. Second quarter 2005 Arby's systemwide same-store sales were up 3% versus the 2004 second quarter (up 3% in the 2005 first half).

o Consolidated net income was $0.4 million, or $0.01 per diluted Class A and Class B share, in the 2005 second quarter (net income of $3.1 million, or $0.05 per diluted Class A and Class B share, in the 2005 first half), compared with a net loss of $(1.3) million, or $(0.02) per diluted Class A and Class B share in the 2004 second quarter (net loss of $(4.4) million, or $(0.07) per diluted Class A and Class B share, in the 2004 first half).

o Consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") (which we define as operating profit plus depreciation and amortization, other than amortization of deferred financing costs) was $8.3 million in the 2005 second quarter ($14.2 million in the 2005 first half), compared with $6.8 million in the 2004 second quarter ($10.1 million in the 2004 first half). The attached table provides the calculation of EBITDA and a reconciliation of EBITDA to our consolidated net income (loss).

o Consolidated operating profit decreased to $2.7 million in the 2005 second quarter ($3.2 million in the 2005 first half) compared with $3.3 million in the 2004 second quarter ($3.3 million in the 2004 first half), due to higher general and administrative expenses, principally reflecting higher incentive compensation, increased headcount and a second quarter 2005 provision for stock-based compensation, primarily offset by the impact of the restaurant revenue increases noted above and the operating profit of Deerfield.

o The 2005 second quarter included a $3.1 million gain ($12.7 million in the 2005 first half) primarily related to sales of common stock of Encore Capital Group, Inc. (NASDAQ: ECPG), a strategic equity investment of the Company. The Company currently owns approximately 5.4% of Encore's outstanding shares.

o Consolidated depreciation and amortization was $5.5 million in the 2005 second quarter ($11.1 million in the 2005 first half) versus $3.5 million in the 2004 second quarter ($6.8 million in the 2004 first half). These increases reflect the depreciation and amortization related to Deerfield as well as the depreciation and amortization of software and hardware related to the implementation of new back office and point-of-sale systems at company-owned Arby's restaurants in the second half of 2004.

o Consolidated interest expense was $12.5 million in the 2005 second quarter ($22.7 million in the 2005 first half), compared with $9.0 million in the 2004 second quarter ($18.6 million in the 2004 first half). These increases principally reflect activity of the Deerfield Opportunities Fund (the "Opportunities Fund"), a multi-strategy hedge fund managed by Deerfield in which the Company has an investment and which employs leverage in its investment strategies, partially offset by lower balances of the majority of the Company's debt.

o Consolidated net investment income increased to $7.6 million in the 2005 second quarter ($16.7 million in the 2005 first half) from $4.6 million in the 2004 second quarter ($11.2 million in the 2004 first half). These increases primarily reflect (1) increases in interest income principally due to the activity of the Opportunities Fund and, to a lesser extent, an increase in average rates on interest-bearing investments and (2) charges in the 2004 periods for other than temporary unrealized losses that did not recur to the same extent in the 2005 periods. These increases were partially offset by decreases in recognized net gains (losses) principally reflecting realized net losses on securities sold short with an obligation to purchase.

                        Restaurant Operations Highlights
                        --------------------------------

o On July 25, 2005, Triarc completed the acquisition of RTM Restaurant Group ("RTM"). RTM was Arby's largest franchisee, with 775 Arby's restaurants in 22 states. Beginning in the 2005 third quarter, the financial results of Triarc's restaurant operations will reflect the inclusion of RTM. As a result of the RTM acquisition, among other things, for the remainder of 2005, our restaurant operations' net sales are expected to increase significantly while our royalties and franchise and related fees will decrease significantly due to the elimination in consolidation of royalties and franchise and related fees from RTM.

o Net sales from the company-owned Arby's restaurants were $55.0 million in the 2005 second quarter ($106.2 million in the 2005 first half), compared with $52.7 million in the 2004 second quarter ($99.4 million in the 2004 first half). Royalties and franchise and related fees were $26.9 million in the 2005 second quarter ($50.5 million in the 2005 first half), up from $24.8 million in the 2004 second quarter ($47.3 million in the 2004 first half).

o The 2005 second quarter increase in sales from company-owned restaurants of $2.3 million ($6.8 million for the 2005 first half) reflects the effect of a 4% increase in same-store sales for company-owned restaurants in the 2005 second quarter (6% increase in same-store sales in the 2005 first half) compared with the 3% increase in the 2004 second quarter (relatively flat same-stores sales performance in the 2004 first half). These increases reflect new product introductions including Market Fresh(R) wraps and sandwiches, improved marketing, advertising and promotional programs and operational initiatives targeting continued improvement in customer service levels and convenience.

o 2005 second quarter same-store sales for franchised restaurants increased 3% (3% for the 2005 first half) compared with a 4% increase in same-store sales in the 2004 second quarter (2% increase in the 2004 first half), reflecting the impact of the new product introductions and advertising and marketing programs discussed above. Royalties and franchise and related fees were also positively impacted by royalties from 86 franchised Arby's restaurants opened since June 27, 2004, with generally higher than average sales volumes, replacing the royalties from 62 generally underperforming franchised restaurants closed since June 27, 2004.

o Systemwide same-store sales were up 3% in the 2005 second quarter (up 3% in the 2005 first half) versus an increase of 4% in the 2004 second quarter (up 2% in the 2004 first half). While third quarter 2005 systemwide same-store sales are expected to be relatively flat, given an exceptionally strong performance in the 2004 third quarter, we currently expect the increase in systemwide same-store sales to be positive for the remainder of 2005, primarily reflecting the impact of new advertising and marketing initiatives as well as new product introductions.

o The gross margin for our company-owned restaurants increased to 25% of sales in the 2005 second quarter from 21% in the 2004 second quarter and to 24% in the 2005 first half from 21% in the 2004 first half. These increases principally reflect improved product mix, better oversight and training of store management, improved operational reporting made available by the new back office and point-of-sale restaurant systems implemented in the second half of 2004 that facilitated labor efficiencies and reduced food waste and the impact of certain price increases for some of our Arby's products.

o Our restaurant business operating profit increased to $19.9 million in the 2005 second quarter ($34.0 million in the 2005 first half) versus $14.9 million in the 2004 second quarter ($26.9 million in the 2004 first half), reflecting the impact of the revenue increases and improved gross margins noted above.

o Depreciation and amortization from our restaurant operations was $2.6 million in the 2005 second quarter ($5.5 million in the 2005 first half) versus $2.3 million in the 2004 second quarter ($4.3 million in the 2004 first half). These increases reflect the implementation of new back office and point-of-sale restaurant systems in our company-owned restaurants.

o Restaurant business EBITDA was $22.4 million in the 2005 second quarter ($39.5 million in the 2005 first half), compared with $17.2 million in the 2004 second quarter ($31.2 million in the 2004 first half), reflecting the factors discussed above. Restaurant EBITDA is reconciled to consolidated EBITDA, which is in turn reconciled to consolidated net income (loss), in the attached table.

o In the 2005 second quarter, the Arby's system opened 26 new units (37 in the 2005 first half) and closed 11 generally underperforming units (24 in the 2005 first half). As of July 3, 2005, Arby's had commitments from franchisees to build 432 new units through 2011, including commitments from RTM to build 171 new units.

                           Asset Management Highlights
                           ---------------------------

o Triarc accounts for Deerfield, its asset management business, as a consolidated subsidiary with a minority interest. For the 2005 second quarter, Deerfield's reported asset management and related fees, operating profit, depreciation and amortization and EBITDA, after the effects of purchase accounting adjustments associated with the Deerfield acquisition in July 2004 and before the effect of minority interests, were $11.8 million, $0.1 million, $1.5 million and $1.6 million, respectively. For the 2005 first half, those amounts were $24.7 million, $3.0 million, $2.6 million and $5.6 million, respectively.

o Excluding the effects of purchase accounting adjustments associated with the Deerfield acquisition in July 2004, for the 2005 second quarter, Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA, before the effect of minority interests, were $11.9 million, $1.6 million, $0.1 million and $1.7 million, respectively. For the 2005 first half, those amounts were $25.4 million, $5.9 million, $0.2 million and $6.1 million, respectively. The attached table provides a reconciliation of these measures to the corresponding measures without exclusion of the effects of purchase accounting adjustments associated with the Deerfield acquisition.

o As of August 1, 2005, Deerfield had approximately $10.2 billion of assets under management ("AUM"), of which approximately $117 million was attributable to investments by Triarc. Deerfield's AUM at August 1, 2005 consisted of approximately $8.5 billion in 18 CDOs and a structured loan fund, approximately $900 million in six hedge funds, approximately $730 million in a real estate investment trust and approximately $70 million in several managed accounts.

o On June 29, 2005, Deerfield Triarc Capital Corp. ("Deerfield Triarc") completed the initial public offering of approximately 25 million shares of its common stock and began trading on the New York Stock Exchange under the ticker symbol "DFR." Formed in December 2004, Deerfield Triarc is a real estate investment trust managed by Deerfield that invests in real estate-related securities and various other asset classes, which currently has approximately $730 million in net equity. Triarc and its subsidiaries beneficially own approximately 2.7% of Deerfield Triarc's common stock.

     Commenting on asset management operations, Nelson Peltz, Triarc's Chairman and Chief Executive Officer, said: "We are very pleased with both the growth of Deerfield's assets under management and the expansion of its asset management activities."

     Peltz added: "We expect Deerfield's assets under management to continue to grow due to its strong CDO franchise and anticipated growth in product offerings. As a result, we expect Deerfield to deliver higher asset management and related fees and improved operating profit. Greg Sachs and his team have built a strong asset management franchise with an exciting future."

     Commenting on Arby's 2005 first half results, Peter May, Triarc's President and Chief Operating Officer, said: "Arby's first half financial results were strong. We are particularly pleased with the continued improvement in Arby's operating performance."

     May added: "We are excited about the RTM acquisition. The combination of our restaurant operations with RTM creates a large, fully integrated and growing restaurant company. We believe that Doug Benham and his team will provide strong and effective leadership at the newly formed Arby's Restaurant Group."

     Commenting on Triarc's possible corporate  restructuring,  Peltz concluded:
"As we look ahead, we see a number of opportunities for growth at both Arby's and Deerfield. Both businesses, led by strong management teams, have great organizations capable of further expansion. The proposed corporate restructuring has the potential to unlock the value of both businesses. In the coming months, our Board of Directors and senior management will continue to thoroughly review the feasibility, as well as the risks and opportunities, of a possible corporate restructuring, with the goal of enhancing Triarc shareholder value."

     Triarc is a holding company and, through its subsidiaries, the franchisor of the Arby's restaurant system, which is comprised of approximately 3,500 restaurants. Of these restaurants, more than 1,000 are owned and operated by subsidiaries of Triarc. Triarc also owns an approximate 64% capital interest in Deerfield & Company LLC, a Chicago-based asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with $10.2 billion under management as of August 1, 2005.

                                  # # #

                         Notes and Table To Follow

                          NOTES TO PRESS RELEASE
                          ----------------------

     1. In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") in this press release, we present EBITDA because we believe it is a useful supplement to operating profit in understanding and assessing our consolidated results as well as the results of our segments. We also use EBITDA to evaluate our segment performance and allocate resources. Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures may not be consistent with the way we calculate EBITDA. Our presentation of EBITDA is not intended to replace the presentation of our financial results in accordance with GAAP. EBITDA should not be considered as an alternative to operating profit or net income or (loss).

     2.   In addition to the results  provided in  accordance  with GAAP in this press release, we present Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA before the effect of minority interests, excluding the effects of purchase accounting adjustments associated with the Deerfield acquisition. We believe these non-GAAP financial measures enhance management's ability to compare Deerfield's historical and future operating results and to compare Deerfield's operating results to those of its competitors. We also believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. Our presentation of certain non-GAAP performance measures of Deerfield is not intended to replace the presentation of its financial results in accordance with GAAP.

     3. Systemwide same-store sales represent sales at all company-owned and all franchised stores. We believe that reviewing the increase or decrease in systemwide same-store sales compared with the same period in the prior year is useful to investors in analyzing the growth of the Arby's brand and assessing trends in our restaurant operations.

     4. We define gross margin as the difference between net sales and cost of sales divided by net sales.

     5. The description of the RTM acquisition contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the acquisition, copies of which have been filed by us with the Securities and Exchange Commission as exhibits to our current and/or periodic filings under the Securities Exchange Act of 1934, as amended.

     6. There can be no assurance RTM will be successfully integrated into our existing operations.

     7. There can be no assurance that we will be able to identify appropriate future acquisition targets or that we will be able to successfully integrate any future acquisitions into our existing operations.

     8. The statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Triarc Companies, Inc. and its subsidiaries (collectively, "Triarc" or the "Company") and statements preceded by, followed by, or that include the words "may," "believes," "plans," "expects," "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on our current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include, but are not limited to, the following:

     o competition, including pricing pressures and the potential impact of competitors' new units on sales by Arby's(R) restaurants;

     o consumers' perceptions of the relative quality, variety and value of the food products the Company offers;

     o    success of operating initiatives;

     o    development costs;

     o    advertising and promotional efforts;

     o    brand awareness;

     o    the existence or absence of positive or adverse publicity;

     o    new  product  and   concept   development   by  the  Company  and  its
          competitors, and market acceptance of such new product offerings and concepts;

     o changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of food-borne illnesses such as "mad cow disease" and avian influenza or "bird flu";

     o    changes in spending patterns and demographic trends;

     o    the business and financial viability of key franchisees;

     o    the timely payment of franchisee obligations due to the Company;

     o availability, location and terms of sites for restaurant development by the Company and its franchisees;

     o the ability of the Company's franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

     o    delays in opening new restaurants or completing remodels;

     o anticipated or unanticipated restaurant closures by the Company and its franchisees;

     o the Company's ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Arby's restaurants;

     o changes in business strategy or development plans, and the willingness of the Company's franchisees to participate in its strategy;

     o business abilities and judgment of the Company's and its franchisees' management and other personnel;

     o availability of qualified restaurant personnel to the Company and to its franchisees;

     o the Company's ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to Arby's restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution;

     o changes in commodity (including beef), labor, supplies and other operating costs and availability and cost of insurance;

     o    adverse weather conditions;

     o significant reductions in the Company's client assets under management (which would reduce the Company's advisory fee revenue), due to such factors as weak performance of the Company's investment products (either on an absolute basis or relative to our competitors or other investment strategies), substantial illiquidity or price volatility in the fixed income instruments that the Company trades, loss of key portfolio management or other personnel, reduced investor demand for the types of investment products the Company offers, and loss of investor confidence due to adverse publicity;

     o increased competition from other asset managers offering similar types of products to those the Company offers;

     o pricing pressure on the advisory fees that the Company can charge for its investment advisory services;

     o difficulty in increasing assets under management, or efficiently managing existing assets, due to market-related constraints on trading capacity or lack of potentially profitable trading opportunities;

     o removal of the Company as investment manager of one or more of the collateral debt obligation vehicles (CDOs) or other accounts it manages, or the reduction in the Company's CDO management fees because of payment defaults by issuers of the underlying collateral;

     o    availability,   terms  (including   changes  in  interest  rates)  and
          deployment of capital;

     o changes in legal or self-regulatory requirements, including franchising laws, investment management regulations, accounting standards, environmental laws, overtime rules, minimum wage rates and taxation rates;

     o the costs, uncertainties and other effects of legal, environmental and administrative proceedings;

     o the impact of general economic conditions on consumer spending or securities investing, including a slower consumer economy and the effects of war or terrorist activities;

     o the Company's ability to identify appropriate acquisition targets in the future and to successfully integrate any future acquisitions into its existing operations; and

     o other risks and uncertainties affecting the Company referred to in its Annual Report on Form 10-K for the fiscal year ended January 2, 2005 (see especially "Item 1. Business--Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations") and in its other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control.

     All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.



                 Triarc Companies, Inc. and Subsidiaries
            Condensed Consolidated Statements of Operations
   Second Quarter and Six Months Ended June 27, 2004 and July 3, 2005

                                                               Second Quarter Ended                   Six  Months Ended
                                                               --------------------                   -----------------
                                                            2004              2005                  2004            2005
                                                            ----              ----                  ----            ----
                                                                  (In thousands except per share amounts)
                                                                              (Unaudited)

Revenues:
  Net sales............................................$  52,661         $  54,989             $  99,385       $ 106,179
  Royalties and franchise and related fees.............   24,804            26,947                47,271          50,526
  Asset management and related fees (a)................       --            11,787                    --          24,715
                                                       ---------         ---------             ---------       ---------
                                                          77,465            93,723               146,656         181,420
                                                       ---------         ---------             ---------       ---------
Costs and expenses:
  Cost of sales, excluding depreciation and
    amortization.......................................   41,604            41,038                78,989          80,227
  Cost of services, excluding depreciation and
    amortization (a)...................................       --             4,614                    --           8,763
  Advertising and selling..............................    4,629             4,427                 8,796           9,010
  General and administrative, excluding
    depreciation and amortization......................   24,472            35,374                48,782          69,188
  Depreciation and amortization, excluding
    amortization of deferred financing costs...........    3,464             5,541                 6,815          11,067
                                                       ---------         ---------             ---------       ---------
                                                          74,169            90,994               143,382         178,255
                                                       ---------         ---------             ---------       ---------
      Operating profit.................................    3,296             2,729                 3,274           3,165
Interest expense.......................................   (9,004)          (12,484)              (18,638)        (22,737)
Insurance expense related to long-term debt............     (958)             (859)               (1,949)         (1,763)
Investment income, net.................................    4,645             7,576                11,169          16,676
Gain on sale of businesses.............................        6             3,056                    22          12,664
Other income, net......................................      779             1,483                   739           1,113
                                                       ---------         ---------             ---------       ---------
      Income (loss) from continuing operations before
        income taxes and minority interests ...........   (1,236)            1,501                (5,383)          9,118
(Provision for) benefit from income taxes..............      (50)             (497)                  941          (3,010)
Minority interests in income (loss) of consolidated
  subsidiaries.........................................       10            (1,056)                   10          (3,481)
                                                       ---------         ---------             ---------       ---------
      Income (loss) from continuing operations.........   (1,276)              (52)               (4,432)          2,627
Gain on disposal of discontinued operations............       --               471                    --             471
                                                       ---------         ---------             ---------       ---------
      Net income (loss)................................$  (1,276)        $     419             $  (4,432)      $   3,098
                                                       =========         =========             =========       =========

EBITDA (b).............................................$   6,760         $   8,270             $  10,089       $  14,232
                                                       =========         =========             =========       =========

Basic and diluted income (loss) per share of Class A
common stock and Class B common stock:
    Continuing operations..............................$    (.02)        $      --             $   (.07)       $     .04
    Discontinued operations............................       --              .01                     --             .01
                                                       ---------         --------              ---------       ---------
    Net income (loss)..................................$    (.02)        $    .01              $   (.07)       $     .05
                                                       =========         ========              ========        =========

Shares used to calculate income (loss) per share:
  Class A common stock
    Basic..............................................   22,319            23,749                21,156          23,729
                                                       =========         =========             =========       =========
    Diluted............................................   22,319 (c)        23,749 (c)            21,156 (c)      24,913
                                                       =========         =========             =========       =========
  Class B common stock
    Basic..............................................   40,675            41,921                40,415          41,882
                                                       =========         =========             =========       =========
    Diluted............................................   40,675 (c)        41,921 (c)            40,415 (c)      44,656
                                                       =========         =========             =========       =========



(a) On July 22, 2004 the Company completed the acquisition of a 63.6% capital interest in Deerfield. Deerfield, through its wholly-owned subsidiary Deerfield Capital Management LLC, is an asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors.


(b) The calculation of EBITDA by segment and a reconciliation of consolidated
    EBIDTA to net income or loss follow:


                                                                   Second Quarter Ended                  Six Months Ended
                                                                   --------------------                -------------------
                                                                   2004            2005                2004           2005
                                                                   ----            ----                ----           ----
                                                                                       (In thousands)

Operating profit (loss):
   Restaurants................................................$  14,867       $  19,879          $   26,863       $ 34,006
   Asset management ..........................................       --             111                  --          2,951
   General corporate..........................................  (11,571)        (17,261)            (23,589)       (33,792)
                                                              ---------       ---------          ----------       --------
    Consolidated operating profit.............................    3,296           2,729               3,274          3,165
                                                              ---------       ---------          ----------       --------
Plus: depreciation and amortization, excluding amortization
   of deferred financing costs:
   Restaurants................................................    2,333           2,553               4,348          5,489
   Asset management...........................................       --           1,534                  --          2,617
   General corporate..........................................    1,131           1,454               2,467          2,961
                                                              ---------       ---------          ----------       --------
    Consolidated depreciation and amortization, excluding
      amortization of deferred financing costs................    3,464           5,541               6,815         11,067
                                                              ---------       ---------           ----------       --------
EBITDA:
   Restaurants................................................   17,200          22,432              31,211         39,495
   Asset management...........................................       --           1,645                  --          5,568
   General corporate..........................................  (10,440)        (15,807)            (21,122)       (30,831)
                                                              ---------       ---------           ----------       --------
    Consolidated EBITDA.......................................    6,760           8,270              10,089         14,232
Depreciation and amortization, excluding amortization
   of deferred financing costs................................   (3,464)         (5,541)             (6,815)       (11,067)
Interest expense..............................................   (9,004)        (12,484)            (18,638)       (22,737)
Insurance expense related to long-term debt...................     (958)           (859)             (1,949)        (1,763)
Investment income, net........................................    4,645           7,576              11,169         16,676
Gain on sale of businesses....................................        6           3,056                  22         12,664
Other income, net.............................................      779           1,483                 739          1,113
                                                              ---------       ---------           ----------       --------
    Income (loss) from continuing operations before income
      taxes and minority interests............................   (1,236)          1,501              (5,383)         9,118
(Provision for) benefit from income taxes.....................      (50)           (497)                941         (3,010)
Minority interests in income (loss) of consolidated subsidiaries     10          (1,056)                 10         (3,481)
                                                              ---------       ---------           ----------       --------
    Income (loss) from continuing operations..................   (1,276)            (52)             (4,432)         2,627
Gain on disposal of discontinued operations...................       --             471                  --            471
                                                              ---------       ---------           ----------       --------
    Net income (loss).........................................$  (1,276)      $     419          $   (4,432)      $  3,098
                                                              =========       =========           ==========       ========

     (c) The shares used to calculate diluted loss per share are the same as those used to calculate basic loss per share for the 2004 and 2005 second quarters and the first six months of 2004 since there were net losses from continuing operations and, therefore, the effects of all potentially dilutive securities on the loss from continuing operations per share would have been antidilutive. Had the Company reported net income for the 2004 and 2005 second quarters and the first six months of 2004, the shares used to calculate diluted income per Class A common share would have been 23,399,000, 24,961,000 and 22,590,000 respectively, reflecting the effect of dilutive stock options and, for the 2005 second quarter, contingently issuable restricted stock. The shares used to calculate diluted income per Class B common share for those periods would have been 42,836,000, 44,874,000 and 43,283,000 respectively, also reflecting the effect of dilutive stock options and, for the 2005 second quarter, contingently issuable restricted stock. The effects of dilutive stock options represented in such amounts reflect the average price of the Company's stock during that period. The effects of contingently issuable restricted stock reflect the price of the Company's Class B common stock at July 3, 2005. These dilutive effects may not be representative of the effects that may occur in future periods. Accordingly, this information is presented for informational purposes only. In addition to the effect of dilutive stock options, the Company's 5% Convertible Notes are currently convertible into 4,375,000 shares of the Company's Class A common stock and 8,750,000 shares of the Company's Class B common stock. Such additional shares were not included in the diluted shares above due to the substantial income that would be required before the Convertible Notes became dilutive.


(d) The reconciliation of certain operating measures of Deerfield before purchase accounting adjustments to such measures after purchase accounting adjustments for the 2005 second quarter and six months ended follows:


                                                                                        Depreciation and
                                                                                          Amortization,
                                                                                           Excluding
                                                           Asset                          Amortization
                                                         Management                       of Deferred
                                                         and Related     Operating         Financing
                                                           Fees(1)       Profit(1)           Costs(1)     EBITDA(1)
                                                         -----------     ---------         ----------     --------
                                                                                       (In thousands)

      For the quarter ended July 3, 2005:
       Before purchase accounting adjustments (2) ........ $11,878       $   1,639        $     97      $  1,736
        Expected asset management fees recorded as a
           receivable in purchase accounting..............     (91)            (91)             --           (91)
        Amortization of intangible assets recorded in
           purchase accounting............................      --          (1,437)          1,437            --
                                                          --------       ---------        --------      --------
       After purchase accounting adjustments..............$ 11,787       $     111        $  1,534      $  1,645
                                                          ========       =========        ========      ========

      For the six months ended July 3, 2005:
       Before purchase accounting adjustments (2) ........ $25,383       $   5,909        $    181      $  6,090
        Expected asset management fees recorded as a
           receivable in purchase accounting..............    (668)           (668)             --          (668)
        Cost of services recorded as a liability
           in purchase accounting (3).....................      --             146              --           146
        Amortization of intangible assets recorded in
           purchase accounting............................      --          (2,436)          2,436            --
                                                          --------       ---------        --------      --------
       After purchase accounting adjustments..............$ 24,715       $   2,951        $  2,617      $  5,568
                                                          ========       =========        ========      ========



---------------
      (1)  All amounts are before the effects of minority interests.
      (2) The asset management and related fees, operating profit and EBITDA before purchase accounting adjustments reflect the elimination of asset management fees paid to Deerfield by Triarc of $0.4 million for the 2005 second quarter and $0.8 million for the six months ended July 3, 2005.
      (3) Represents incentive compensation relating to the receivable recorded in purchase accounting.
